July 24, 2002



Mr. Andrew Steinberg
6921 Baxtershire Drive
Dallas, TX 75230

Dear Andy:

This letter will confirm our offer for the position of Vice President, General Counsel & Corporate Secretary. In this position you will report directly to Robert Davies, Chief Executive Officer.

As discussed, we are offering an attractive package of both direct and indirect benefits. Some of the major highlights of our employment offer are detailed below:

|X| Your starting base salary will be $10,833.33 semi-monthly ($260,000 annually).

|X| You will receive a one-time sign on bonus of $15,000 (taxable)

|X| Vacation Entitlement -You will receive ten days vacation and one personal day in 2002. For 2003 you will receive four weeks vacation and two personal days.

|X| You will participate in the Church & Dwight Incentive Compensation Program with a target bonus of 45% (range of 0 - 90%) of base salary earned during the year. Your first award will be due in February, 2003. Your 2002 award will be no less than 45% of base salary earned in 2002.

|X| You will participate in the Company's Stock Option plan. Options are annually distributed in the May time frame. You will receive stock options based on a formula equal to the one used to determine the option grant for other employees at your level. In addition, you will receive 15,000 stock options with an exercise price equal to the average of the high and low on your start date

|X| You will be eligible to receive relocation assistance to cover the costs of your move to this area. More details are available in the attached relocation policy. Please call me if you have further questions.

|X| You will participate in Church & Dwight's comprehensive health, welfare and retirement programs. Kathy McAleer of the Human Resources Department will be contacting you to schedule a full benefits orientation shortly after your start date. In the interim, the attached "Summary of Benefits" should provide a helpful outline of our benefits programs. Your benefits become active on the first day of the month following 30 days of active employment.

|X| Your anticipated start date will be September 1, 2002


Andrew Steinberg
July 24, 2002
Page 2


This offer is contingent upon the satisfactory completion of reference checking and drug screening, as well as verification of your eligibility to work in the United States (I-9). Please sign one copy of this letter, complete the enclosed documents and return them to the Human Resources Department as soon as possible. Please fill out only the top portion of the I-9 form and be sure to bring it with you on your start date along with the appropriate identification required to complete the form (see back of form). Please report to the Human Resources Department at 8:30 a.m. on your start date.

Martin Hayes of the Human Resources Department will arrange for a drug-screening test at a facility located in your area. Please call Martin at (609) 279-7313 with your social security number so this test can be scheduled.

Andy, we look forward to your joining Church & Dwight Co., Inc. and believe you will have a successful, rewarding career with us.

Please do not hesitate to contact me with regard to the specifics of this offer and/or related benefit programs.

Sincerely,


/s/ Steven P. Cugine
---------------------
Steven P. Cugine
Vice President
Human Resources





Accepted by: /s/Andrew Steinberg                     July 29, 2002
             ------------------------------          ------------------
              Andrew Steinberg                       Date



Enclosures